Exhibit 99.1

Cascade Natural Gas Corporation Announces Fiscal Year 2004 Third Quarter and Year-to-Date Results

     SEATTLE--(BUSINESS WIRE)--July 27, 2004--Cascade Natural Gas Corporation (NYSE:CGC) reported a loss of $666,000 or $0.06 per share for the fiscal third quarter ended June 30, 2004, compared to a loss of $2.0 million or $0.18 per share for the third quarter ended June 30, 2003. Year to date earnings were $15.9 million or $1.42 per share, compared to $11.6 million or $1.04 per share last year.

     Third Quarter Results

     Total operating margins (revenue minus gas costs and revenue taxes) were down $691,000 from the quarter ended June 30, 2003.

     -- Reductions in residential and commercial per-customer consumption attributable, in large part, to 20% warmer temperatures based on degree days, accounted for a $1.4 million decrease in quarter-to-quarter operating margins.

     -- The Company had an average of 215,000 residential and commercial customers in the quarter compared to the fiscal 2003 third quarter, an increase of 8,093, or 3.9%, which added $406,000 in operating margin.

     -- Distribution service margins from electric generation customers were up for the quarter $210,000 or 14%.

     -- Operating margin from distribution services for industrial customers other than electric generators improved by $45,000. Margin from gas management and other services was up $71,000 net of a $117,000 negative mark-to-market valuation for a fixed price swap and cap supporting gas sales to a group of industrial customers.

     Cost of Operations (operating expense, depreciation and amortization, and property and miscellaneous taxes) was $2.7 million lower than the third quarter last year. In the 2003 third quarter there was a $1.5 million retirement plan curtailment charge as part of changes made to benefit plans to lower costs. Re-measurement of Cascade's retiree medical expense, resulting from the recently enacted Medicare prescription drug subsidy, reduced fiscal year 2004 third quarter expense $158,000. Excluding the effect of the 2003 curtailment charge and the Medicare subsidy, benefits expense was $435,000 lower in the current year third quarter reflecting mainly improvements from benefit plans changes introduced in July 2003. Consulting expenses were lower by $514,000 in the current quarter due to completion in 2003 of consulting projects related to benefits changes and installation of an internal control system for documentation and reporting. Depreciation expense increased $180,000 from the fiscal year 2003 third quarter.

     Year-to-Date Results

     Year-to-date operating margin was up $3.0 million over the fiscal 2003. Residential and commercial margin contributed $871,000 to the increase, due to higher per-customer consumption levels in December and January and $2.1 million due to the addition of customers. Electric generation margins were down $666,000 for the period stemming from lower deliveries to electric generation customers due, in part, to higher gas prices. There was also a $371,000 increase in industrial distribution margin and $295,000 higher gas management services and other operating margin including a $358,000 year-to-date favorable mark-to-market valuation for a fixed price swap and cap supporting gas sales to a group of industrial customers. Also affecting the gas management services comparison is the fiscal year 2003 $865,000 gas supply termination charge.
     On a year-to-date basis, total cost of operations was lower than fiscal 2003 by $3.5 million. The favorable result stems from benefit expense savings, lower project consulting expense, the Medicare prescription drug subsidy, and the retirement plan curtailment charge in fiscal year 2003. Cascade elected to implement the effect of the Medicare prescription subsidy on a retroactive basis to the second quarter resulting in a $158,000 reduction for the second quarter, $158,000 for the third quarter and prospectively $158,000 for the fourth quarter. Year-to-date expense is reduced $316,000 and for the full year the effect will be $474,000. Depreciation expense was up $415,000 for the year consistent with additions to plant.

     Capital Expenditures

     Third quarter net capital expenditures were $9.6 million and for the year-to-date expenditures were $29.4 million out of a total updated budget for the fiscal year of $38.0 million. The major expenditure continues to be the automated meter-reading project started in July of 2003. This year $9.2 million has been expended installing the new features on customer meters, and project-to-date expenditures have been $12.8 million of a total project budget of $16 million. It is expected the project will be completed by September 30, 2004.

     Full Fiscal Year Expectations

     The Company confirms its earlier fiscal year 2004 guidance of $1.05 to $1.15.
     The Company previously announced its declaration of a $0.24 per share quarterly dividend on common stock, payable August 13, 2004, to shareholders of record at the close of business July 30, 2004.
     Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 215,000 customers in the states of Washington and Oregon.

     Statements contained in this report that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to the Company include, among others, its ability to successfully implement internal performance goals, competition from alternative forms of energy, consolidation in the energy industry, natural gas prices, performance issues with key natural gas suppliers and upstream pipelines, the capital-intensive nature of the Company's business, regulatory issues, including the need for adequate and timely rate relief to recover capital and operating costs and to sustain dividend levels, the weather, increasing competition brought on by deregulation initiatives at the federal and state regulatory levels, the potential loss of large volume industrial customers due to "bypass" or the shift by such customers to special competitive contracts at lower per-unit margins, exposure to environmental cleanup requirements, and economic conditions, particularly in the Company's service area.


                         Cascade Natural Gas Corporation
          Financial Highlights - (Thousands, except per share amounts)
                            Third Quarter Fiscal 2004

                                      Fiscal Year 2004
                       ----------------------------------------------
                                Three Months Ended            Year
                       ------------------------------------    to
                        Dec 31    Mar 31    Jun 30   Sep 30   Date
                       --------- --------- --------- ------ ---------
Revenues               $104,884  $119,454  $ 52,077         $276,416
Operating Margin         30,693    32,142    16,637           79,473
Cost of Operations       15,129    15,460    14,696           45,286
                        --------  --------  -------- ------  --------

Operating Income (Loss)  15,564    16,682     1,941           34,187
Interest and Other        3,116     3,121     3,099            9,337
Income Taxes              4,543     4,892      (492)           8,943
                        --------  --------  -------- ------  --------

Net Income (Loss)      $  7,905  $  8,669  $   (666) $   -  $ 15,907

Common Shares
 Outstanding:
  End of Period          11,181    11,210    11,241           11,241
  Average                11,158    11,196    11,227           11,193

Earnings (Loss) Per
 Share
  Basic                $   0.71  $   0.77  $  (0.06)        $   1.42
  Diluted              $   0.71  $   0.77  $  (0.06)        $   1.42

Dividends Paid per
 share                 $   0.24  $   0.24  $   0.24         $   0.72

Capital Expenditures
 (net)                 $ 10,216  $  9,672  $  9,557         $ 29,444

Book Value Per Share   $  10.61  $  11.15  $  10.89         $  10.89

Market Closing Price   $  21.09  $  21.79  $  22.07         $  22.07

Active Customers (End
 of Period)                 216       218       215              215

Gas Deliveries
 (Therms):
  Residential &
   Commercial            86,070    96,038    33,746          215,854
  Industrial & Other    260,887   223,894   182,387          667,168

Degree Days
  5-Year Average          2,084     2,264       876            5,224
  Actual                  2,106     2,249       661            5,016

Colder (warmer) than 5-
 year avg.                    1%      (1%)     (25%)             (4%)

Colder (warmer) than
 prior year                   4%       10%     (20%)               2%


                                       Fiscal Year 2003
                      -----------------------------------------------
                                     Three Months Ended
                      -----------------------------------------------
                        Dec 31      Mar 31        Jun 30      Sep 30
                      ----------- ----------- -------------- --------
Revenues              $100,496  $  109,286  $       53,793  $ 39,180
Operating Margin        29,509      29,647          17,328    14,191
Cost of Operations      15,789      15,749          17,249    15,597
                       --------  ----------  --------------  --------

Operating Income
 (Loss)                 13,720      13,898              79    (1,406)
Interest and Other       3,199       3,112           3,197     2,946
Income Taxes             3,840       3,937          (1,138)   (1,906)
                       --------  ----------  --------------  --------

Net Income (Loss)     $  6,681  $    6,849  $       (1,980) $ (2,446)

Common Shares
 Outstanding:
  End of Period         11,045      11,071          11,101    11,132
  Average               11,045      11,057          11,086    11,114

Earnings (Loss) Per
 Share
  Basic               $   0.61  $     0.62  $        (0.18) $  (0.22)
  Diluted             $   0.60  $     0.62  $        (0.18) $  (0.22)

Dividends Paid per
 share                $   0.24  $     0.24  $         0.24  $   0.24

Capital Expenditures
 (net)                $  5,524  $    5,254  $        6,063  $ 10,852

Book Value Per Share  $  10.70  $    11.10  $        10.70  $  10.11

Market Closing Price  $  20.00  $    19.40  $        19.10  $  19.60

Active Customers (End
 of Period)                207         209             207       206

Gas Deliveries
 (Therms):
  Residential &
   Commercial           79,638      84,967          37,465    20,741
  Industrial & Other   260,369     252,025         176,667   250,041

Degree Days
  5-Year Average         2,066       2,275             838       236
  Actual                 2,027       2,049             826       140

Colder (warmer) than
 5-year avg.               (2%)       (10%)            (1%)     (41%)

Colder (warmer) than
 prior year                (1%)       (13%)            (2%)     (38%)


                                                    Fiscal Year 2003
                                                   ------------------
                                                     Year     Year
                                                     Ended   to Date
                                                    Sep 30   Jun 30
                                                   --------  --------
Revenues                                          $302,755  $263,575
Operating Margin                                    90,675    76,484
Cost of Operations                                  64,384    48,787
                                                   --------  --------
Operating Income
 (Loss)                                             26,291    27,697
Interest and Other                                  12,454     9,508
Income Taxes                                         4,733     6,639
                                                   --------  --------

Net Income (Loss)                                 $  9,104  $ 11,550

Common Shares
 Outstanding:
  End of Period                                     11,132    11,101
  Average                                           11,075    11,063

Earnings (Loss) Per
 Share
  Basic                                           $   0.82  $   1.04
  Diluted                                         $   0.82  $   1.04

Dividends Paid per
 share                                            $   0.96  $   0.72

Capital Expenditures
 (net)                                            $ 27,693  $ 16,841

Book Value Per Share                              $  10.11  $  10.70

Market Closing Price                              $  19.60  $  19.10

Active Customers (End
 of Period)                                            206       207

Gas Deliveries
 (Therms):
  Residential &
   Commercial                                      222,811   202,070
  Industrial & Other                               939,102   689,061

Degree Days
  5-Year Average                                     5,415     5,179
  Actual                                             5,042     4,902

Colder (warmer)
 than 5-year avg.                                      (7%)      (5%)

Colder (warmer)
 than prior year                                       (8%)      (6%)


     CONTACT: Cascade Natural Gas Corporation
              J. D. Wessling, 206-624-3900